                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13D/A

                                 AMENDMENT NO. 3

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                               TransMontaigne Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89393410
--------------------------------------------------------------------------------
                                 (CUSIP Number)


 Thomas R. Denison - First Reserve Corporation, 1801 California St. Suite 4110
                                Denver, CO 80202
                                 (303) 382-1270
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  June 30, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this

Statement because of Rule 13d-1(b)(3) or (4), check the following box: / /

Check the following box if a fee is being paid with the statement: / /


                                                                         1 of 12
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CUSIP No. 89393410               SCHEDULE 13D/A
--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           First Reserve Corporation
           I.R.S. No.: 06-1210123
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                               / /
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
      NUMBER OF
                               0
        SHARES        ----------------------------------------------------------
                         8     SHARED VOTING POWER
     BENEFICIALLY
                               11,421,754
       OWNED BY
                      ----------------------------------------------------------
         EACH            9     SOLE DISPOSITIVE POWER

      REPORTING                0
                      ----------------------------------------------------------
        PERSON          10     SHARED DISPOSITIVE POWER

         WITH                  11,421,754

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,421,754

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                         /X/

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           30.4%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         2 of 12

CUSIP No. 89393410               SCHEDULE 13D/A
--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           First Reserve Fund VI, Limited Partnership
           I.R.S. No.: 06-1334650
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                               / /
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
      NUMBER OF
                               0
        SHARES        ----------------------------------------------------------
                         8     SHARED VOTING POWER
     BENEFICIALLY
                               4,488,292
       OWNED BY
                      ----------------------------------------------------------
         EACH            9     SOLE DISPOSITIVE POWER

      REPORTING                0
                      ----------------------------------------------------------
        PERSON          10     SHARED DISPOSITIVE POWER

         WITH                  4,488,292

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,488,292

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                         /X/

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           14.6%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         3 of 12

CUSIP No. 89393410               SCHEDULE 13D/A
--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           First Reserve Fund VII, Limited Partnership
           I.R.S. No.: 06-1457408
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS*

           OO
--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                               / /
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
      NUMBER OF
                               0
        SHARES        ----------------------------------------------------------
                         8     SHARED VOTING POWER
     BENEFICIALLY
                               2,666,716
       OWNED BY
                      ----------------------------------------------------------
         EACH            9     SOLE DISPOSITIVE POWER

      REPORTING                0
                      ----------------------------------------------------------
        PERSON          10     SHARED DISPOSITIVE POWER

         WITH                  2,666,716

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,666,716

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                         /X/

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           8.0%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         4 of 12

CUSIP No. 89393410               SCHEDULE 13D/A
--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           First Reserve Fund VIII, LP
           I.R.S. No.: 06-1507364
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS*

           OO
--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                               / /
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
      NUMBER OF
                               0
        SHARES        ----------------------------------------------------------
                         8     SHARED VOTING POWER
     BENEFICIALLY
                               4,266,746
       OWNED BY
                      ----------------------------------------------------------
         EACH            9     SOLE DISPOSITIVE POWER

      REPORTING                0
                      ----------------------------------------------------------
        PERSON          10     SHARED DISPOSITIVE POWER

         WITH                  4,266,746

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,266,746

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                         /X/

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           12.2%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         5 of 12

CUSIP No. 89393410               SCHEDULE 13D/A
--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           First Reserve GP VII, LP
           I.R.S. No.: 06-1520256
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                               / /
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
      NUMBER OF
                               0
        SHARES        ----------------------------------------------------------
                         8     SHARED VOTING POWER
     BENEFICIALLY
                               2,666,716
       OWNED BY
                      ----------------------------------------------------------
         EACH            9     SOLE DISPOSITIVE POWER

      REPORTING                0
                      ----------------------------------------------------------
        PERSON          10     SHARED DISPOSITIVE POWER

         WITH                  2,666,716

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,666,716

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                         /X/

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           8.0%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         6 of 12

CUSIP No. 89393410               SCHEDULE 13D/A
--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           First Reserve GP VIII, LP
           I.R.S. No.: 06-1507318
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                               / /
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
      NUMBER OF
                               0
        SHARES        ----------------------------------------------------------
                         8     SHARED VOTING POWER
     BENEFICIALLY
                               4,266,746
       OWNED BY
                      ----------------------------------------------------------
         EACH            9     SOLE DISPOSITIVE POWER

      REPORTING                0
                      ----------------------------------------------------------
        PERSON          10     SHARED DISPOSITIVE POWER

         WITH                  4,266,746

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,266,746

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                         /X/

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           12.2%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         7 of 12

         The information contained in this Amendment No. 3 to Schedule 13D is filed with respect to the Common Stock, par value $0.01 per share (the "Common Stock"), of TransMontaigne Inc. (the "Issuer"). The purpose of this Amendment is to report the distribution of Common Stock from First Reserve Fund V-2, Limited Partnership ("Fund V-2") to its limited partners in dissolution of Fund V-2.

         ITEM 2.  IDENTITY AND BACKGROUND.

         Delete the first paragraph of Item 2 and replace it with the following:

         This Schedule 13D is filed by First Reserve Fund VI, Limited Partnership ("Fund VI"), First Reserve Fund VII, Limited Partnership ("Fund VII") and First Reserve Fund VIII, LP ("Fund VIII" and together with Fund V, Fund V-2, Fund VI and Fund VII, the "Funds"), by First Reserve GP VII, LP ("GP VII") and First Reserve GP VIII, LP ("GP VIII"), and by First Reserve Corporation ("First Reserve"). First Reserve Fund V, Limited Partnership and First Reserve Fund V-2, Limited Partnership had joined in this Schedule 13D, but no longer hold any Common Stock and so are no longer Reporting Persons after this filing.

         ITEM 4.  PURPOSE OF TRANSACTION.

         Amend Item 4 by adding the following after the last paragraph of that
Item:

         First Reserve and the Funds intend to review on a continuing basis the Funds' investment in the Issuer and may or may not dispose of additional shares, on the open market or otherwise, subject to: the price and availability of the Issuer's securities; subsequent developments affecting the energy market as a whole; the Issuer and the Issuer's business and prospects, and on the eventual liquidation of the Funds in accordance with their respective partnership agreements.

         ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Delete Item 5 and replace it with the following:

         (a) As of July 5, 2000, the Funds beneficially own an aggregate of 11,421,754 shares of Common Stock, constituting approximately 30.4% of the Common Stock outstanding as of April 30, 2000, as reported by the Issuer. This includes 4,333,332 shares of Common Stock currently issuable upon conversion of the Preferred Stock and 2,600,130 shares of Common Stock issuable upon exercise of the Warrants.

         GP VII and GP VIII as the general partner of Fund VII and Fund VIII may be deemed to beneficially own the shares of Common Stock beneficially owned by those respective Funds. First Reserve as the general partner of Fund VI, GP VII and GP VIII may be deemed to beneficially own all 13,217,071 shares of Common Stock beneficially owned by the Funds.

         As of July 5, 2000, the number and percentage of shares of Common Stock beneficially owned by each Reporting Person are:


                                                                         8 of 12

                                                                                           Percentage of Issuer
                                                                                          Shares Outstanding on
               Reporting Person                                       Shares                  April 30, 2000
               ----------------                                     ----------            ---------------------
               Fund VI                                               4,488,292                    14.6%

               Fund VII                                              2,666,716                     8.0%

               Fund VIII                                             4,266,746                    12.2%

               GP VII (through Fund VII)                             2,666,716                     8.0%

               GP VIII (through Fund VIII)                           4,266,746                    12.2%

               First Reserve (through the Funds)                    11,421,754                    30.4%

          (b) Each Fund shares with its general partner the power to vote or to direct the vote of the shares directly held by it. GP VII and GP VIII, in their roles as general partners of Fund VII and Fund VIII, respectively, and First Reserve, in its role as general partner of Fund V, Fund V-2 and Fund VI, and of GP VII and GP VIII, share with each Fund the power to cause each Fund to dispose of or vote the shares of Common Stock beneficially held by each Fund.

         (c) In the last 60 days, Fund V-2 has distributed 1,145,177 shares to its limited partners in dissolution of Fund V-2 (516,332 of which were distributed on June 14, 2000, and 628,845 of which were distributed on June 30,
2000), and has sold shares of Common Stock on the open market as follows:

           Reporting Party                             Date                 Number of Shares       Price
           ---------------                           ---------              ----------------      ------
           Fund V-2                                  5/30/2000                    5,400           $7.200

           Fund V-2                                  5/31/2000                    2,500           $7.075

           Fund V-2                                   6/2/2000                   10,100           $6.950

           Fund V-2                                  6/14/2000                    4,800           $6.217

           Fund V-2                                  6/15/2000                   15,000           $6.117

           Fund V-2                                  6/16/2000                    2,500           $6.138

           Fund V-2                                  6/19/2000                   10,500           $6.200

           Fund V-2                                  6/20/2000                      900           $6.200

          (d) To the best knowledge of the Reporting Persons, no other person has the right to receive, or the power to direct the receipt of dividends from, or the power to direct the receipt of proceeds of the sale of the shares of Common Stock owned by the Reporting Persons.

         (e)      Not applicable.


                                                                         9 of 12

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  July 10, 2000.

                                    FIRST RESERVE FUND V, LIMITED PARTNERSHIP

                                    By:      First Reserve Corporation,
                                               as General Partner

                                             By:      /s/ Thomas R. Denison
                                                      --------------------------
                                                      Name:  Thomas R. Denison
                                                      Title:  Managing Director


                                    FIRST RESERVE FUND V-2, LIMITED PARTNERSHIP

                                    By:      First Reserve Corporation,
                                               as General Partner

                                             By:      /s/ Thomas R. Denison
                                                      --------------------------
                                                      Name:  Thomas R. Denison
                                                      Title:  Managing Director


                                    FIRST RESERVE FUND VI, LIMITED PARTNERSHIP

                                    By:      First Reserve Corporation,
                                               as General Partner

                                             By:      /s/ Thomas R. Denison
                                                      --------------------------
                                                      Name:  Thomas R. Denison
                                                      Title:  Managing Director

                                                                        10 of 12

                                    FIRST RESERVE FUND VII, LIMITED PARTNERSHIP

                                    By:   First Reserve GP VII, LP,
                                            as General Partner

                                          By:   First Reserve Corporation,
                                                  as General Partner

                                                By:   /s/ Thomas R. Denison
                                                      --------------------------
                                                      Name:  Thomas R. Denison
                                                      Title:  Managing Director


                                    FIRST RESERVE FUND VIII, LP

                                    By:   First Reserve GP VIII, LP,
                                            as General Partner

                                          By:   First Reserve Corporation,
                                                  as General Partner

                                                By:   /s/ Thomas R. Denison
                                                      -------------------------
                                                      Name:  Thomas R. Denison
                                                      Title:  Managing Director


                                    FIRST RESERVE GP VII, LP

                                    By:      First Reserve Corporation,
                                               as General Partner

                                                By:   /s/ Thomas R. Denison
                                                      --------------------------
                                                      Name:  Thomas R. Denison
                                                      Title:  Managing Director


                                    FIRST RESERVE GP VIII, LP

                                    By:      First Reserve Corporation,
                                               as General Partner

                                                By:   /s/ Thomas R. Denison
                                                      --------------------------
                                                      Name:  Thomas R. Denison
                                                      Title:  Managing Director


                                                                        11 of 12

                                    FIRST RESERVE CORPORATION

                                    By:      /s/ Thomas R. Denison
                                             -----------------------------------
                                             Name:  Thomas R. Denison
                                             Title:  Managing Director







                                                                        12 of 12